Exhibit 99.1

CONTACT:

Jane Pritchett Henderson

Chief Financial and Business Officer

617-926-1551

PANACOS’ STUDY 114 SUPPORTS THE COMPANY’S NEW TABLET FORMULATION OF BEVIRIMAT

— 100mg Tablet Formulation will Move Forward in Development —

October 7 , 2008 — Watertown, MA – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its 100mg tablet formulation of bevirimat has shown very good bioavailability compared to the Company’s oral solution formulation of bevirimat. Bevirimat is the only novel-mechanism oral drug in late-stage development for HIV. This new tablet formulation will be used in the bevirimat extended-duration study, Study 205, and in the Phase 3 program, subject to positive results in the remainder of the Phase 2 program.

“Bevirimat has not been an easy product to formulate as a tablet. We have been successful in developing a 100mg bevirimat tablet that exceeds the bioavailability criteria we had identified to justify moving a tablet into future clinical development, particularly longer-term dosing in HIV patients. I would like to acknowledge the work our formulation team has done to achieve this important milestone,” stated Alan W. Dunton, MD, President and Chief Executive of Panacos. “Today’s news is significant for the Company and for the HIV patient population in need of new mechanism drugs.”

Study 114 was designed to evaluate the relative bioavailability of a 100mg tablet of bevirimat compared to the solution formulation (10% cyclodextrin) of bevirimat in 28 healthy volunteers. The volunteers received a single dose of bevirimat, either as 300mg of oral solution or three 100mg bevirimat tablets. Study 114 showed the bevirimat tablet formulation achieved a 68% AUC (area under the curve, a measure of total absorption of the drug) relative bioavailability compared to the solution. The Cmax (maximum plasma concentration) showed relative bioavailability of the tablet compared to the solution of 69%. These two measurements indicate the 100mg bevirimat tablet is well suited to study in HIV patients as well as to take forward into Study 205 and beyond.

Study 205, the design of which is not finalized, is expected to be a minimum 12-16 week study using this new 100mg bevirimat tablet with optimized background therapy in HIV patients whose virus does not have three key viral polymorphisms. Earlier in 2008, the Company identified polymorphisms within the viral Gag protein at positions 369, 370, and 371 as predictors of response to bevirimat. Since the initial announcement, the polymorphisms have been the subject of several presentations to HIV specialists around the world.

Panacos’ Development Programs

Panacos’ lead compound, bevirimat (PA-457), is the first in the new class of HIV drugs under development called maturation inhibitors, discovered by Company scientists and their academic collaborators. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 12 clinical studies with bevirimat in over 500 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. It is currently in Phase 2b clinical trials. The Company has completed a Phase 2b dose escalation study of bevirimat (Study 203) and determined the optimal dose range. The retrospective clinical data from Study 203 resulted in the discovery of the patient response predictors to bevirimat, which now has been confirmed in multiple laboratory analyses and a prospective study.

In addition to bevirimat, the Company has next-generation programs in HIV maturation inhibition and has selected a lead compound for preclinical development in its oral HIV fusion inhibitor program. The new understanding of the role of Gag polymorphisms in maturation inhibitor activity is unique to Panacos, and the Company is building a strong intellectual property position around its important discovery.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

# # #